EXHIBIT 5


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
TEXAS OFFICE:                KENNEDY & BARIS, L.L.P.           MARYLAND OFFICE:
SUITE 1775                   ATTORNEYS AT LAW                  SUITE 300
112 EAST PECAN STREET        SEVENTH FLOOR                     4719 HAMPDEN LANE
SAN ANTONIO, TX 78205        1225 NINETEENTH STREET, NW        BETHESDA, MD  20814
(210) 228-9500               WASHINGTON, DC 20036              (301) 654-6040
FAX: (210) 228-0781          (202) 835-0313                    FAX:  (301) 654-1733
                             FAX: (202) 835-0319
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                                 March 31, 1997

Board of Directors
FCNB Corp
7200 FCNB Court
Frederick, Maryland  21703

Gentlemen:

      As special legal counsel to FCNB Corp (the "Company"), we have participated in the preparation of Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the issuance of shares (the "Shares") of the Company's Common Stock pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

      As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and other inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when issued in accordance with the provisions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

      We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-3 filed by the Company and to the reference to our firm contained.

                                                Sincerely,



                                                /s/ Kennedy & Baris, L.L.P.